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                                                                    Exhibit 12.1
ContiFinancial Corporation
Ratio of Earnings to Fixed Charges
Exhibit 12.1 of March 31, 1998 Form 10-K


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
                                                        Fiscal 98    Fiscal 97    Fiscal 96    Fiscal 95    Fiscal 94
Summary:
 Earnings                                                385,425      297,677      197,996       77,895       42,334
 Fixed Charges                                           165,904      120,636       74,770       29,635       12,124
                                                        --------     --------     --------     --------     --------
 Ratio                                                      2.32         2.47         2.65         2.63         3.49
                                                        ========     ========     ========     ========     ========
Earnings:
 Income before income taxes and minority interest        224,965      177,041      126,536       56,988       35,286
 Plus:  Interest expense                                 165,904      120,636       74,770       29,635       12,124
 Less:  Equity income in unconsolidated subsidiaries      (5,444)        -            -            -            -
 Less:  Minority interest                                  n/a          n/a         (3,310)      (8,728)      (5,076)
                                                        --------     --------     --------     --------     --------
  Total "Earnings"                                       385,425      297,677      197,996       77,895       42,334
                                                        ========     ========     ========     ========     ========
Fixed Charges:
 Interest expense                                        165,904      120,636       74,770       29,635       12,124

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